Exhibit (a)(20)

                                  VAN ECK FUNDS
                                AMENDMENT NO. 19
                                       TO
                 THE AMENDED AND RESTATED MASTER TRUST AGREEMENT

      AMENDMENT NO. 18 to the Amended and Restated Master Trust Agreement dated as of February 6, 1992 (the "Agreement") of Van Eck Funds (the "Trust"), made as of the 23d day of September, 2003.

                              W I T N E S S E T H:

      WHEREAS,  Article VII, Section 7.3 of the Agreement  provides that Section
3.6 of the Agreement may be amended at any time by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees and when authorized to do so by the vote of a majority of the outstanding voting securities as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, on September 23, 2003, a majority of the Trustees voted to add an additional Classes to 2 Series of the Trust to be named International Investors Gold Fund Class C and Emerging Markets Fund Class C (together the "Fund"); and

      WHEREAS Article IV, Section 4.1 of the Agreement provides that the Trustees of the Trust may establish and designate series of shares ("Sub-Trusts"") of the Trust and classes thereof subject to the approval of the majority of the outstanding voting shares of that Sub-Trust; and

      WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 18 to the Agreement; and

      NOW, THEREFORE, the Agreement is hereby amended as follows:

            Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of theTrustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate that following five Sub-Trusts: Absolute Return Fund (Class A and C) Asia Dynasty Fund (Class A and Class B), Emerging Markets Fund (Class A and C) Global Hard Assets Fund (Class A, Class B and Class C), International Investors Gold Fund (Class A and C) and U.S. Government Money Fund. Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Treaties otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the same relative rights and preferences.

      The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

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                                                                 Exhibit (a)(20)

      IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

                                                VAN ECK FUNDS


                                                By:
                                                    ----------------------------
                                                    Name: Thomas Elwood
                                                    Secretary